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                                                                   Exhibit 10.05

June 28, 1996

Mr. John Sauerland
1038 Robin Way
Sunnyvale, CA  94087

Dear John,

This is to confirm ONSALE's offer of employment to you as Chief Financial Officer at an initial salary of $8333.33 per month starting Monday, July 1, 1996.

Your benefits will include two weeks of paid vacation per year, and medical coverage for you. You may, at your expense, purchase coverage for additional family members under this plan. Medical coverage begins the first of the month following your start date.

You will also receive a stock option for 75,000 shares of ONSALE common stock, subject to board approval, which will vest monthly over a four-year period beginning July 1, 1996, with a six-month "cliff," and monthly thereafter, at an exercise price of $2 per share. In the event that you are terminated without formal "cause" following a "change of control" transaction, 25% of your unvested portion of this grant as of your termination will immediately vest.

In addition, if ONSALE completes an initial public offering raising proceeds of at least $5 million ("IPO") prior to your stock option becoming fully vested, 15,000 of the unvested shares, or all of the unvested shares if there are fewer than 15,000, will become vested upon the closing of the IPO, provided that you are still employed by ONSALE at the time. Any remaining unvested shares will continue to vest monthly pro rata over the remainder of the four-year vesting period. Following an IPO, we will review your compensation to bring it in line with industry standard practice, to begin retroactively effective five days following the closing of the IPO. Our present research indicates that typical total compensation for Chief Financial Officers of comparable companies is in the range of $140,000-$175,000. In addition, we anticipate that you will participate in any appropriate executive incentive plans that are put into place.

Should you be terminated without formal "cause" following the first six months of your employment, you will receive six months of salary severance pay.

You will also be required to sign a standard Employee Inventions and Assignment Agreement. Your employment is "at will", which means that you or ONSALE can terminate your employment at any time with or without formal "cause".

Please sign and return a copy of this letter to indicate your acceptance of these terms. I look forward to working with you to make ONSALE a success.

This offer expires June 30, 1996.

Sincerely,

/s/ Jerry Kaplan                /s/ John Sauerland            6/30/96
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Jerry Kaplan                           John Sauerland          Date
President and CEO